                                                                 Exhibit 2(k)(2)

                         FUND ADMINISTRATION AGREEMENT

                        .  Fund Administration Services

                          .  Fund Accounting Services



                   THE MORGAN STANLEY HIGH YIELD FUND, INC.

                    UNITED STATES TRUST COMPANY OF NEW YORK

                               NOVEMBER 22, 1993

                         FUND ADMINISTRATION AGREEMENT

                   The Morgan Stanley High Yield Fund, Inc.

                               Table of contents
                               -----------------

           Section/Paragraph                                                Page
           -----------------                                                ----
1.   Appointment..........................................................     1

2.   Representations and Warranties.......................................     1

3.   Delivery of Documents................................................     2

4.   Services Provided by the Administrator...............................     3

5.   Fees; Expenses; Expense Reimbursement................................     3

6.   Proprietary and Confidential Information.............................     4

7.   Duties, Responsibilities and Limitation of Liability.................     5

8.   Term.................................................................     6

9.   Hiring of Employees..................................................     6

10.  Notices..............................................................     6

11.  Assignability........................................................     7

12.  Waiver...............................................................     7

13.  Force Majeure........................................................     7

14.  Use of Name..........................................................     8

15.  Amendments...........................................................     8

16.  Severability.........................................................     8

17.  Governing Law........................................................     8

                         FUND ADMINISTRATION AGREEMENT

                   The Morgan Stanley High Yield Fund, Inc.

                               Table of contents
                               -----------------

           Section/Paragraph                                                Page
           -----------------                                                ----
SCHEDULE A - Fees and Expenses.............................................  A-1

SCHEDULE B - Fund Administration Service Description.......................  B-1

SCHEDULE C - Fund Accounting Service Description...........................  C-1

                         FUND ADMINISTRATION AGREEMENT

                   The Morgan Stanley High Yield Fund, Inc.

     AGREEMENT made as of November 22, 1993 by and between The Morgan Stanley High Yield Fund, Inc., a Maryland Corporation (the "Fund"), and United States Trust Company of New York, a bank and trust company chartered under the laws of the State of New York (the "Administrator").

                              W I T N E S S E T H:

     WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain the Administrator to provide certain fund accounting and administration services, and the Administrator is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1.   Appointment.  The Fund hereby appoints the Administrator to provide
          -----------
certain fund accounting and fund administration services for the Fund, subject to the supervision of the Board of Directors of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 5 of and Schedule A to this Agreement.

     2.   Representations and Warranties.
          ------------------------------

         (a)   The Administrator represents and warrants to the Fund that:

               (i) the Administrator is a bank and trust company duly chartered, organized and existing and in good standing under the laws of the State of New York;

               (ii) the Administrator is duly qualified to carry on its business in the State of New York;

               (iii) the Administrator is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement;

               (iv) all requisite corporate proceedings have been taken to authorize the Administrator to enter into and perform this Agreement;

               (v) the Administrator has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

               (vii) the Administrator's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to the Administrator;

          (b)  The Fund represents and warrants to the Administrator that:

               (i) the Fund is a Maryland corporation, duly organized and existing and in good standing under the laws of the State of Maryland;

               (ii) the Fund is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

               (iii) the Fund is an investment company properly registered under the 1940 Act;

               (iv) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-2 has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and, as applicable, will be current during the term of this Agreement;

               (v) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement; and

               (vi) the Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any applicable law or regulation.

     3.   Delivery of Documents.  The Fund will promptly furnish to the
          ---------------------
Administrator such copies, properly certified or authenticated, of contracts, documents and other related information that the Administrator may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

          (a) Resolutions of the Board authorizing the appointment of the Administrator to provide certain fund accounting and administration services to the Fund and approving this Agreement;

          (b)  The Fund's Articles of Incorporation;

          (c) The Fund's By-laws as currently in effect and as they shall from time to time be amended; ("By-laws");

          (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

          (e) The Fund's registration statement, including exhibits, on Form N-2 (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with, and declared effective by, the SEC and all amendments and supplements thereto;

          (f) Copies of the Investment Advisory and Management Agreement between the Fund and The Morgan Stanley Asset Management Inc., the Fund's investment adviser (the "Advisory Agreement");

          (g)  Opinions of counsel and auditors reports;

          (h) The Fund's Prospectus and all amendments and supplements hereto (such Prospectus as currently in use and such later prospectuses as may from time to time be issued, herein called the "Prospectus"); and

          (i) Such other agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements, and options agreements.

     4.  Services Provided by the Administrator.  The Administrator will
         --------------------------------------
provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Articles of Incorporation and By-laws; applicable laws and regulations; and all resolutions and policies implemented by the Board: (i) fund administration and (ii) fund accounting. A detailed description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

     5.  Fees; Expenses; Expense Reimbursement.
         -------------------------------------

          (a) As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall pay the Administrator monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be computed weekly and paid monthly on the first business day of the month following provision of the services. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          (b) For the purpose of determining fees calculated as function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles and resolutions of the Board.

          (c) The Administrator will from time to time employ or associate with such person or persons as may be appropriate to assist the Administrator in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as officers by both the Administrator and the Fund. The compensation of such person or persons for such employment shall be paid by the Administrator and no obligation will be incurred by or on behalf of the Fund in such respect.

          (d) The Administrator will generally bear all of its own expenses in connection with the performance of its services under this Agreement. The Fund agrees to promptly reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of the Administrator or the Fund's investment adviser; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory and administration fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of registration statement amendments, prospectuses and reports for regulatory purposes and for distribution to current shareholders of the Fund; expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; and any extraordinary expenses and other customary Fund expenses. In addition, the Administrator may utilize one or more independent pricing services, approved from time to time by the Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Fund, and the Fund will reimburse the Administrator for the Fund's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

     6.  Proprietary and Confidential Information.  The Administrator agrees on
         ----------------------------------------
behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of the Administrator's responsibilities and duties hereunder. The Administrator may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by the Administrator with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Fund.

     7.  Duties, Responsibilities and Limitation of Liability.
         ----------------------------------------------------

          (a) In the performance of its duties hereunder, the Administrator shall be obligated to exercise due care and diligence and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, the Administrator shall be entitled to rely on any oral or written instructions, notices or other communications from the Fund and its custodians, officers and directors, investors, agents, legal counsel and other service providers which communications the Administrator reasonably believes to be genuine, valid and authorized.

          (b) Subject to the foregoing, the Administrator shall not be liable for any error of judgement or mistake of law or for any loss or expense suffered by the Fund, in connection with the matters to which this Agreement relates, except for a loss or expense resulting from willful misfeasance, bad faith or negligence on the Administrator's part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer, director, partner, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Administrator's duties hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or person under the control or direction of the Administrator even though paid by the Administrator.

          (c) Subject to Paragraphs 7 (a) and (b) above, the Administrator shall not be responsible for, and the Fund shall indemnify and hold the Administrator harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

               (i) all actions of the Administrator or its officers or agents required to be taken pursuant to this Agreement;

               (ii) the reliance on or use by the Administrator or its officers or agents of information, records, or documents which are received by the Administrator or its officers or agents and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any other third party on behalf of the Fund;

               (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

               (iv) the breach of any representation or warranty of the Fund hereunder;

               (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with other agents of the Fund, its investors and shareholders, or reliance by the Administrator on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized; and

               (vi) the offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state resulting from activities, actions, or omissions by the Fund's underwriters or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement.

          (d) The Administrator shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys' fees and expenses, payments, expenses and liability arising out of or attributable to the Administrator's refusal or failure to comply with the terms of this Agreement; the Administrator's breach of any representation or warranty made by it herein; or the Administrator's lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard of its duties.

     8.   Term.  This Agreement shall become effective on the date first
          ----
hereinabove written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on 60 days prior written notice. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is later.

     9.   Hiring of Employees.  The Fund and the Administrator agree that they
          -------------------
will not enter into discussions of employment or make offers of employment to each others' employees without written approval from the other.

     10.  Notices.  Any notice required or permitted hereunder shall be in
          -------
writing to the parties at the following address (or such other address as a party may specify by notice to the other):

          If to the Fund:

                              The Morgan Stanley High Yield Fund, Inc.
                              1221 Avenue of the Americas
                              New York, NY 10020
                              Attention: President
                              Fax: (212) 421-5477

          If to the Administrator:

                              United States Trust Company of New York
                              114 West 47th Street
                              New York, NY 10036
                              Attention: Division Director, Mutual Funds
                              Fax: (212) 852-1529

               with a copy to:
               ---------------

                              Mutual Funds Service Company
                              73 Tremont Street
                              Boston, MA 02108
                              Attention: General Counsel
                              Fax: (617) 557-8616

Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

     11.  Assignability.  This Agreement shall not be assigned by any of the
          -------------
parties hereto without the prior consent in writing of the other party; provided, however, that the Administrator may in its own discretion and without limitation or prior consent of the Fund, whenever and on such terms and conditions as the Administrator deems necessary or appropriate, subcontract, delegate or assign its rights, duties, obligations and liabilities to subsidiaries or affiliates of the Administrator; provided, further, that any such subcontract, agreement or understanding shall not discharge the Administrator or its affiliates or subsidiaries, as the case may be, from its obligations hereunder. Similarly, the Administrator or its affiliated subcontractor, designee, or assignee may at its discretion, without notice to the Fund, enter into such subcontracts, agreements and understandings, whenever and on such terms and conditions as the Administrator or they deem necessary or appropriate to perform services hereunder, with non-affiliated third parties; provided, that such subcontract, agreement or understanding shall not discharge the Administrator, or its subcontractor, designee, or assignee, as the case may be, from the Administrator's obligations hereunder.

     12.  Waiver.  The failure of a party to insist upon strict adherence to
          ------
any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     13.  Force Majeure.  The Administrator shall not be responsible or liable
          -------------
for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquakes, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

     14.  Use of Name.  The Fund and the Administrator agree not to use the
          -----------
other's name nor the names of such other's affiliates, designees, or assignees in any prospectus, sales literature or other printed material written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

     15.  Amendments.  This Agreement may be modified or amended from time to
          ----------
time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     16.  Severability.  If any provision of this Agreement is invalid or
          ------------
unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     17.  Governing Law.  This Agreement shall be governed by the laws of the
          -------------
State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                    THE MORGAN STANLEY HIGH YIELD FUND, INC.

Attest: /s/ Valerie Y. Lewis      By: /s/ Warren J. Olsen
        ----------------------        --------------------------

Name: Valerie Y. Lewis            Name: Warren J. Olsen
      ------------------------          ------------------------

                                  Title: President
                                         -----------------------

                    UNITED STATES TRUST COMPANY OF NEW YORK

Attest: /s/ Jacqueline Binder     By: /s/ Peter C. Arrighetti
        ----------------------        --------------------------

Name: Jacqueline Binder           Name: Peter C. Arrighetti
      ------------------------          ------------------------

                                  Title: Senior Vice President
                                         -----------------------

FUND ADMINISTRATION AGREEMENT
The Morgan Stanley High Yield Fund, Inc.
November 22, 1993

                                   SCHEDULE A
                               FEES AND EXPENSES

Fund Accounting and Administration Fees

For the services provided pursuant to this Agreement, the Fund shall pay to the Administrator an annual fee of $65,000 plus 0.08% of the average weekly net assets of the Fund, such fee to be computed weekly and payable monthly.

Out-of-pocket expenses including, but not limited to, the cost of security pricing services, including backup pricing services, the preparation of Fund Board materials and mailings, stationery and forms, statements and confirmation forms, telecommunications and data facilities and lines, microfiche and proxy processing, and postage will be billed to the Fund, payable upon receipt, on a monthly basis.

FUND ADMINISTRATION AGREEMENT
The Morgan Stanley High Yield Fund, Inc.
November 22, 1993

                                   SCHEDULE B
                    DESCRIPTION OF FUND ACCOUNTING SERVICES

The Administrator shall provide the following accounting services to the Fund:

     A. Maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions;

     B. Weekly calculation and transmission of the Fund's Net Asset Value to such entities as directed by the Fund;

     C. Accounting for dividends and interest received and distributions made by the Fund; D. Preparation and filing of the Fund's tax returns and Semiannual Reports on Form N-SAR;

     E. Production of transaction data, financial reports and such other periodic and special reports as the Board may reasonably request ;

     F. The preparation of financial statements for the quarterly, semi-annual and annual reports and other shareholder communications;

     G.  Liaison with the Fund's independent auditors; and

     H. Monitoring and administration of arrangements with the Fund's custodians and depository banks.

FUND ADMINISTRATION AGREEMENT
The Morgan Stanley High Yield Fund, Inc.
November 22, 1993

                                   SCHEDULE C
                  DESCRIPTION OF FUND ADMINISTRATION SERVICES

GENERAL ADMINISTRATION

     A. Furnish a Chief Financial Officer or Treasurer for the Fund, to be designated by the Administrator subject to reasonable Board approval.

     B. Prepare Fund portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, directors' fees, etc.).

     C. Coordinate communications and data collection with regards to any regulatory examinations and yearly audits by independent accountants.

     D. Provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of the Administrator o r a corporate affiliate of the Administrator).

     E. Provide or otherwise obtain personnel sufficient, in the Administrator's sole discretion, for provision of the services contemplated herein.

     F. Furnish equipment and other materials which the Administrator, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein.

     G. Keep records relating to the services provided hereunder in such form and manner as the Administrator may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, the Administrator agrees that all such records prepared or maintained by the Administrator relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 3la-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and Rule. The Administrator further agrees to surrender promptly to the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by the Administrator pursuant to this Agreement.

                                      C-1